Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2017 Fourth Quarter and Full Year

Fourth Quarter Highlights:

  Total revenues increased 2.2 percent to $239.5 million, compared with $234.4 million in the prior year period. On a comparable basis1, revenues increased 2.9 percent.
  EPS was $0.12 per share compared with a loss of $0.17 per share in the prior year period. Adjusted EPS1 was a loss of $0.11 per share compared with a loss of $0.14 per share in the prior year period.
  EBITDA1, excluding stock-based compensation, was a loss of $2.2 million, compared with a loss of $6.0 million in the prior year period. Adjusted EBITDA1 was a loss of $1.7 million compared with a loss of $2.9 million in the prior year period.

Full Year Highlights:

  Total revenues increased 1.8 percent to $1.19 billion, compared with $1.17 billion in the prior year. On a comparable basis1, revenues increased 3.1 percent.
  EPS was $0.65, compared with $0.55 in the prior year period. Adjusted EPS1 was $0.43, unchanged compared with the prior year.
  EBITDA1, excluding stock-based compensation, was $85.4 million compared with $82.0 million in the prior year. Adjusted EBITDA1 was $87.2 million compared with $85.7 million in the prior year.

1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP results to applicable GAAP results.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 24, 2017--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2017 fourth quarter and full year ended July 2, 2017. Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “During the fiscal fourth quarter, we achieved solid revenue growth across all three of our business segments. In our floral businesses, the 1-800-Flowers.com brand continued to grow revenues and extend its market leadership position. This was driven by strong everyday gifting demand combined with solid growth for the Mother’s Day holiday period. These factors also benefited BloomNet, which continued its recent trend of revenue growth. In our Gourmet Food and Gift Baskets segment, revenues for the quarter benefited from the shift of the Easter holiday into the quarter combined with increasing sales for every-day gifting occasions for our Harry & David, Cheryl’s Cookies, The Popcorn Factory and 1-800-Baskets brands. Increasing customer awareness of the everyday gifting offerings in our gourmet food gift brands is a key focus and we are pleased with the progress we are making in this area.”

Fiscal Fourth Quarter Results

Total consolidated revenue for the period increased 2.2 percent to $239.5 million, compared with $234.4 million in the prior year period. On a comparable basis, total consolidated revenues for the quarter increased 2.9 percent reflecting growth in all three of the Company’s business segments. Gross profit margin for the quarter was 41.0 percent, compared with 42.9 percent in the prior year period, primarily reflecting a combination of product mix, the promotional environment at Mother’s Day and increased shipping expenses. Operating expense as a percent of total sales improved 400 basis points to 45.6 percent, compared with 49.6 percent in the prior year period.

Net income attributable to the Company for the quarter was $8.0 million, or $0.12 per share, compared with a net loss of $11.1 million, or ($0.17) per share, in the prior year period. Adjusted net loss1 for the quarter, primarily reflecting the exclusion of the gain on the sale of the Fannie May business, was $7.2 million, or ($0.11) per share, compared with an adjusted net loss of $9.0 million, or ($0.14) in the prior year period.

The EBITDA1 loss, excluding stock-based compensation, for the quarter was $2.2 million, compared with a loss of $6.0 million in the prior year period. Adjusted EBITDA1, excluding stock-based compensation, was a loss of $1.7 million, compared with a loss of $2.9 million in the prior year period. The year-over-year improvement in EBITDA and Adjusted EBITDA reflects the benefit of the shift of the Easter holiday into the fourth quarter, compared with the prior year when the holiday fell in the Company’s third quarter. This was somewhat offset by the timing of the close of the Company’s sale of the Fannie May Confection Brands business during the quarter and the timing of the Harry & David Fruit of the Month Club® cherry shipment which, due to a late harvest, moved from the fiscal 2017 fourth quarter to the first quarter of fiscal 2018.

Fiscal 2017 Full Year Results

Total consolidated revenues for the full fiscal year increased 1.8 percent to $1.19 billion, compared with $1.17 billion in the prior year. On a comparable basis, year-over-year revenues increased 3.1 percent. Revenue growth was driven primarily by the Company’s Consumer Floral segment which achieved revenue growth of 4.5 percent (5.7 percent on a comparable basis), reflecting continued expansion of the 1-800-Flowers.com brand’s market leadership. Gross profit margin for the year was 43.6 percent, compared with 44.1 percent in the prior year. Operating expense as a percent of total revenues was 39.7 percent, compared with 40.4 percent in the prior year.

Net Income attributable to the Company was $44.0 million, or $0.65 per fully-diluted share, compared with $36.9 million, or $0.55 per diluted share in the prior year. Adjusted net income attributable to the Company was $29.2 million, or $0.43 per fully-diluted share, compared with $28.5 million, or $0.43 per diluted share in the prior year period.

EBITDA, excluding stock based compensation, for the year of $85.4 million, compared with $82.0 million in the prior year. Adjusted EBITDA for fiscal 2017, excluding stock-based compensation, was $87.2 million, compared with $85.7 million in the prior year.

McCann said, “Our comparable revenue growth in fiscal 2017 represents an acceleration compared with the past few years. Importantly, we see several positive trends in all three of our business segments including growing everyday gifting in our gourmet food gift brands, further expansion of the 1-800-Flowers brand’s market leadership, renewed revenue growth in BloomNet and an increasing number of customers who are shopping across our multiple brand offerings. We believe these factors, among others, will enable us to continue to drive top and bottom-line growth in fiscal 2018. In addition, our strong cash flows and balance sheet – which was further bolstered by the more than $100 million we recently received from the sale of the Fannie May business – provides us with significant flexibility to enhance our growth through acquisitions.”

Customer Metrics

During the fiscal fourth quarter, the Company attracted 918,000 new customers. Approximately 2.0 million customers placed orders during the quarter, of whom 54.5 percent were repeat customers. For the year, the Company attracted 3.6 million new customers. Approximately 7.0 million customers placed orders during the year, of whom 48.3 percent were repeat customers. This reflects the Company’s focus on effective marketing and merchandising programs, including initiatives in social and mobile communications channels.

Segment Results

The Company provides selected financial results for its Gourmet Food and Gift Baskets, Consumer Floral and BloomNet business segments in the tables attached to this release and as follows:

  Gourmet Food and Gift Baskets: Fourth quarter revenues increased 3.9 percent to $78.4 million, compared with 75.4 million in the prior year period. On a comparable basis, revenues for the period increased 3.4 percent. For the full year, revenues in this segment were essentially flat year-over-year at $670.7 million. On a comparable basis, revenues for the year increased 1.6 percent. Gross profit margin for the quarter was 37.6 percent compared with 39.9 percent in the prior year period. Gross profit margin for the year was 43.6 percent compared with 44.4 percent in the prior year period. Adjusted contribution margin1 for the quarter improved 23.9 percent to a loss of $7.0 million, compared with a loss of $9.2 million in the prior year period. Adjusted contribution margin1 for the year was $78.1 million, compared with $79.4 million in the prior year. Results for the fourth quarter in this category reflect certain timing factors including the shift of the Easter holiday into the Company’s fiscal fourth quarter, compared with the prior year when the holiday fell in the Company’s fiscal third quarter, offset by a combination of the closing of the Company’s sale of the Fannie May business on May 30, 2017, the 13-week fourth quarter in fiscal 2017 versus a 14-week fourth quarter in fiscal 2016 and the deferral of the shipment of Harry & David’s Fruit of the Month Club® cherries, due to a late harvest, from the Company’s fiscal 2017 fourth quarter into the fiscal first quarter of 2018. Full-year results reflect a 52-week year in fiscal 2017 versus a 53-week year in fiscal 2016, reflecting the Company’s retail calendar, the impact of the sale of the Fannie May business during the year and the shift of the Harry & David Fruit of the Month Club® cherries shipment into the first quarter of fiscal 2018.
  Consumer Floral: Fourth quarter revenues grew 1.4 percent to $139.4 million, compared with $137.5 million in the prior year period. On a comparable basis, revenues grew 2.9 percent for the quarter. Full-year revenues increased 4.5 percent, on a reported basis, to $437.1 million, compared with $418.5 million in the prior year period. On a comparable basis, revenues grew5.7 percent for the year. Gross profit margin was 40.2 percent for the quarter and 40.6 percent for the full year, compared with 41.9 percent and 40.8 percent in the respective prior year periods. Contribution margin was $14.7 million for the quarter and $51.9 million for the year, compared with $17.7 million and $50.8 million in the respective prior year periods. Fiscal fourth quarter results in this segment reflect the shift of the Easter holiday into the period offset by the 13-week quarter versus a 14-week quarter in the prior year period. Full-year results reflect the 52-week year in fiscal 2017 versus a 53-week year in fiscal 2016.
  BloomNet Wire Service: Fourth quarter revenues increased 1.8 percent to $22.1 million, compared with $21.7 million in the prior year period. Full-year revenues increased 2.6 percent to $87.7 million, compared with $85.5 million in the prior year period. Gross profit margin was 56.6 percent for the fourth quarter and 56.5 percent for the full year, compared with 58.9 percent and 56.3 percent in the respective prior year periods. Contribution margin was $8.7 million for the fourth quarter and $32.4 million for the full year, compared with $8.6 million and $30.6 million in the respective prior year periods.

Company Guidance

For fiscal 2018, the Company is providing guidance for revenue and bottom-line results as follows:

  Consolidated revenue in a range of $1.14 billion - to - $1.16 billion;
  EPS in a range of $0.46 - to - $0.48. This includes an anticipated normalized effective tax rate of 35 percent, and;
  EBITDA in a range of $90 million - to - $93 million;
  Free Cash Flow for the year in a range of $30.0 million - to - $40.0 million.
  The Company’s guidance for fiscal 2018 top and bottom-line results reflects the sale of the Fannie May business in fiscal 2017.

Definitions of Non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as "non-GAAP" or designated as such with a “(1).” See below for the definitions and the reasons we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information section below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

Comparable Revenues

Comparable revenues measures GAAP revenues adjusted for the effects of acquisitions, dispositions and other items affecting period to period comparability. Comparable revenues referenced in this press release are adjusted for certain timing factors including: (i) the closing of the Company’s sale of the Fannie May Confection Brands business on May 30, 2017, (ii) a 13-week quarter and a 52-week full year in fiscal 2017 versus a 14-week quarter and a 53-week full year in fiscal 2016, reflecting the Company’s retail calendar, and (iii) the shift of Harry & David’s Fruit of the Month Club® cherries shipment out of the Company’s fiscal fourth quarter in fiscal 2017, due to a late harvest, into the first quarter of fiscal 2018. For the fiscal fourth quarter, these factors were somewhat offset by the shift of the Easter holiday into the Company’s fiscal fourth quarter compared with the prior year when the holiday fell in the Company’s fiscal third quarter. Comparable revenues referenced in this press release adjust fiscal year 2016 fourth quarter and full year revenues to remove: (i) the 14th week and the 53rd week, respectively ($8.0 million), (ii) Fannie May’s June 2016 revenues ($4.8 million) and (iii) the June 2016 Harry & David Fruit of the Month Club® cherry shipment ($2.4 million), and add Easter revenues ($13.5 million).

We believe that this measure provides management and investors with a more complete understanding of underlying revenue trends of established, ongoing operations by excluding the effect of activities which are subject to volatility and can obscure underlying trends.

Management recognizes that the term "comparable revenues" may be interpreted differently by other companies and under different circumstances. Although this may influence comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the Company and its segments, and may therefore be a useful tool in assessing period-to-period performance trends.

EBITDA and Adjusted EBITDA

We define EBITDA as Net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items affecting period to period comparability. Adjusted EBITDA for fiscal 2017 excludes certain charges including severance and investment gains or losses associated with the Company’s non-qualified 401k executive compensation plan. EBITDA and Adjusted EBITDA for fiscal 2016 exclude investment gains or losses associated with the Company’s non-qualified 401k executive compensation plan, litigation settlement costs, as well as final integration costs, including severance expenses, associated with Harry & David and the rightsizing of the Fannie May operations.

The Company presents EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Category Contribution Margin and Adjusted Category Contribution Margin

We define Category Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted Category contribution margin is defined as Category Contribution Margin adjusted for certain items affecting period to period comparability.

When viewed together with our GAAP results, we believe Category Contribution Margin and Adjusted Category Contribution Margin provides management and users of the financial statements information about the performance of our business segments.

Category Contribution Margin and Adjusted Category Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Category Contribution Margin and Adjusted Category Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income.

Adjusted Net Income (loss), Adjusted EPS:

We define Adjusted Net Income (loss) and Adjusted EPS as Net Income and EPS adjusted for certain items affecting period to period comparability. Adjusted Net Income and Adjusted EPS for fiscal 2017 exclude certain charges including Harry & David severance and the gain on the sale of Fannie May. Adjusted Net Income/ Loss and Adjusted EPS for the fiscal 2016 fourth quarter and full year exclude: (i) the gain from insurance recovery on the warehouse fire, (ii) loss on the sale of iflorist, (iii) the impairment of a foreign equity method investment, (iv) Harry & David integration costs, (v) litigation settlement costs as well as (vi) severance expenses associated with Harry & David and the rightsizing of the Fannie May.

We believe that Adjusted Net Income (Loss) and Adjusted EPS are meaningful measures because they increase the comparability of period to period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for GAAP Net Income and EPS as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For the past 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. The company’s Celebrations suite of services including Celebrations Passport Free Shipping Program, Celebrations Rewards and Celebrations Reminders, are all designed to engage with customers and deepen relationships as a one-stop destination for all celebratory and gifting occasions. In 2017, 1-800-FLOWERS.COM, Inc. was named as the Gold Winner for The Golden Bridge Awards in the “New Products and Services” category for the company’s groundbreaking implementation of an artificial intelligence-powered online gift concierge, GWYN. Earlier in the year, 1-800-Flowers.com was awarded the Gold Stevie “e-Commerce Customer Service” Award, recognizing the company’s innovative use of online technologies and social media to service the needs of customers. In addition, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailer’s Top 300 B2B e-commerce companies in 2015 and was also recently named in Internet Retailer’s 2016 Top Mobile 500 as one of the world’s leading mobile commerce sites. The company was included in Internet Retailer’s 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-Flowers.com was named a winner of the “Best Companies to Work for in New York State” Award by The New York Society for Human Resource Management (NYS-SHRM). The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200) or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); gift baskets and towers from 1-800- Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman’s (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements; including, but are not limited to, statements regarding the Company’s expectations for: its ability to accelerate revenue growth to achieve its guidance for consolidated revenue for the full year in a range of $1.14-to-$1.16 billion; its ability to achieve EBITDA in a range of $90 million-to-$93 million and EPS in a range of $0.46 -to- $0.48 per fully-diluted share, its ability to generate Free Cash Flow for the year in a range of $30 million- to -$40.0 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 24, 2017, at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: (US) 1-877-344-7529; (CA) 1-855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10110936.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (unaudited)

	July 2, 2017	July 3, 2016

Assets
Current assets:
Cash and cash equivalents	$149,732	$27,826
Trade receivables, net	14,073	19,123
Inventories	75,862	103,328
Prepaid and other	17,735	16,382
Total current assets	257,402	166,659

Property, plant and equipment, net	161,381	171,362
Goodwill	62,590	77,667
Other intangibles, net	61,090	79,000
Other assets	10,007	8,253
Total assets	$552,470	$502,941

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$27,781	$35,201
Accrued expenses	90,206	66,066
Current maturities of long-term debt	7,188	19,594
Total current liabilities	$125,175	$120,861

Long-term debt	101,377	94,396
Deferred tax liabilities	33,868	35,517
Other liabilities	9,811	9,581
Total liabilities	270,231	260,355
Total equity	282,239	242,586
Total liabilities and stockholders’ equity	$552,470	$502,941

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Income (In thousands, except for per share data) (unaudited)

	Three Months Ended		Years Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net revenues:
E-commerce (combined online and telephonic)	$191,355	$186,411	$896,762	$882,782
Other	48,173	47,984	296,863	290,242
Total net revenues	239,528	234,395	1,193,625	1,173,024
Cost of revenues	141,209	133,750	673,344	655,566
Gross profit	98,319	100,645	520,281	517,458
Operating expenses:
Marketing and sales	72,415	74,608	317,527	318,175
Technology and development	9,312	10,175	38,903	39,234
General and administrative	19,670	23,351	84,116	84,383
Depreciation and amortization	7,720	8,105	33,376	32,384
Total operating expenses	109,117	116,239	473,922	474,176
Operating income (loss)	(10,798)	(15,594)	46,359	43,282
Interest expense, net	1,025	1,382	5,821	6,674
Other (income) expense, net	(14,901)	312	(15,471)	(14,839)
Income (loss) before income taxes	3,078	(17,288)	56,009	51,447
Income tax expense (benefit)	(4,935)	(6,234)	11,968	15,579
Net income (loss)	$8,013	$(11,054)	$44,041	$35,868
Less: Net loss attributable to noncontrolling interest	-	-	-	(1,007)
Net income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$8,013	$(11,054)	$44,041	$36,875

Basic net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$0.12	$(0.17)	$0.68	$0.57

Diluted net income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.	$0.12	$(0.17)	$0.65	$0.55

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	65,255	65,376	65,191	64,896
Diluted	67,604	65,376	67,735	67,083

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Years ended
	July 2, 2017	July 3, 2016

Operating activities:
Net income	$44,041	$35,868
Reconciliation of net income to net cash provided by operating activities, net of dispositions:
Gain on sale of Fannie May	(14,607)	-
Depreciation and amortization	33,376	32,384
Amortization of deferred financing costs	1,532	1,791
Deferred income taxes	(1,649)	(3,000)
Foreign equity method investment impairment	-	2,278
Loss on sale/impairment of iFlorist	-	1,990
Bad debt expense	1,158	1,278
Stock-based compensation	6,102	6,343
Excess tax benefit from stock-based compensation	-	(2,400)
Other non-cash items	133	517
Changes in operating items:
Trade receivables	(6,220)	(4,210)
Insurance receivable	-	2,979
Inventories	(9,277)	(10,216)
Prepaid and other	(2,609)	(1,560)
Accounts payable and accrued expenses	9,132	(6,429)
Other assets	(36)	(29)
Other liabilities	(66)	89
Net cash provided by operating activities	61,010	57,673

Investing activities:
Proceeds from sale of business	111,955	-
Capital expenditures, net of non-cash expenditures	(33,652)	(33,938)
Net cash provided by (used in) investing activities	78,303	(33,938)

Financing activities:
Acquisition of treasury stock	(10,735)	(15,223)
Excess tax benefit from stock based compensation	-	2,400
Proceeds from exercise of employee stock options	285	3,517
Proceeds from bank borrowings	181,000	178,000
Repayment of notes payable and bank borrowings	(186,451)	(192,543)
Debt issuance costs	(1,506)	-
Net cash used in financing activities	(17,407)	(23,849)

Net change in cash and cash equivalents	121,906	(114)
Cash and cash equivalents:
Beginning of year	27,826	27,940

End of year	$149,732	$27,826

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Three Months Ended
	July 2, 2017	Compensation Charge related to NQ Plan Investment Appreciation	Severance Costs	Adjusted (non-GAAP) July 2, 2017	July 3, 2016	Litigation Settlement	Compensation Charge related to NQ Plan Investment Appreciation	Severance Costs	Adjusted (non-GAAP) July 3, 2016

Net revenues:
1-800-Flowers.com Consumer Floral	$139,425	$-	$-	$139,425	$137,536	$-	$-	$-	$137,536
BloomNet Wire Service	22,143			22,143	21,743				21,743
Gourmet Food & Gift Baskets	78,382			78,382	75,447				75,447
Corporate	263			263	249				249
Intercompany eliminations	(685)			(685)	(580)				(580)
Total net revenues	$239,528	$-	$-	$239,528	$234,395	$-	$-	$-	$234,395

Gross profit:
1-800-Flowers.com Consumer Floral	$56,105			$56,105	$57,575				$57,575
	40.2%			40.2%	41.9%				41.9%

BloomNet Wire Service	12,543			12,543	12,809				12,809
	56.6%			56.6%	58.9%				58.9%

Gourmet Food & Gift Baskets	29,483			29,483	30,132				30,132
	37.6%			37.6%	39.9%				39.9%

Corporate (a)	188			188	129				129
	71.5%			71.6%	51.8%				51.8%
Total gross profit	$98,319	$-	$-	$98,319	$100,645	$-	$-	$-	$100,645
	41.0%	-	-	41.0%	42.9%	-	-	-	42.9%

Category Contribution Margin (non-GAAP):
1-800-Flowers.com Consumer Floral	$14,688			$14,688	$17,742				$17,742
BloomNet Wire Service	8,670			8,670	8,612				8,612
Gourmet Food & Gift Baskets	(7,232)		213	(7,019)	(9,228)				(9,228)
Category Contribution Margin Subtotal	16,126	-	213	16,339	17,126	-	-	-	17,126
Corporate (a)	(19,204)	303		(18,901)	(24,615)	1,500	149	1,437	(21,529)
EBITDA (non-GAAP)	$(3,078)	$303	$213	$(2,562)	$(7,489)	$1,500	$149	$1,437	$(4,403)
Add: Stock-based compensation	910			910	1,512				1,512
EBITDA, excluding stock-based compensation (non-GAAP)	$(2,168)	$303	$213	$(1,652)	$(5,977)	$1,500	$149	$1,437	$(2,891)

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Years Ended
	July 2, 2017	Compensation Charge related to NQ Plan Investment Appreciation	Severance Costs	Adjusted (non-GAAP) July 2, 2017	July 3, 2016	Harry & David Integration Costs	Litigation Settlement	Compensation Charge related to NQ Plan Investment Appreciation	Severance Costs	Adjusted (non-GAAP) July 3, 2016

Net revenues:
1-800-Flowers.com Consumer Floral	$437,132	$-	$-	$437,132	$418,492	$-	$-	$-	$-	$418,492
BloomNet Wire Service	87,700			87,700	85,483					85,483
Gourmet Food & Gift Baskets	670,677			670,677	670,453					670,453
Corporate	1,102			1,102	1,066					1,066
Intercompany eliminations	(2,986)			(2,986)	(2,470)					(2,470)
Total net revenues	$1,193,625	$-	$-	$1,193,625	$1,173,024	$-	$-	$-	$-	$1,173,024

Gross profit:
1-800-Flowers.com Consumer Floral	$177,488	$-	$-	$177,488	$170,536	$-	$-	$-	$-	$170,536
	40.6%			40.6%	40.8%				-	40.8%

BloomNet Wire Service	49,562			49,562	48,169				-	48,169
	56.5%			56.5%	56.3%				-	56.3%

Gourmet Food & Gift Baskets	292,199			292,199	297,782				-	297,782
	43.6%			43.6%	44.4%				-	44.4%

Corporate (a)	1,032			1,032	971				-	971
	93.6%			93.6%	91.1%				-	91.1%

Total gross profit	$520,281	$-	$-	$520,281	$517,458	$-	$-	$-	$-	$517,458
	43.6%	-	-	43.6%	44.1%	-	-	-		44.1%

Category Contribution Margin (non-GAAP):
1-800-Flowers.com Consumer Floral	$51,860	$-	$-	$51,860	$50,773	$-	$-	$-	$-	$50,773
BloomNet Wire Service	32,383			32,383	30,629	-	-	-	-	30,629
Gourmet Food & Gift Baskets	77,312		756	78,068	79,398	-	-	-	-	79,398
Category Contribution Margin Subtotal	161,555	-	756	162,311	160,800	-	-	-	-	160,800
Corporate (a)	(81,820)	988		(80,832)	(85,134)	828	1,500	(122)	1,437	(81,491)

EBITDA (non-GAAP)	$79,735	$988	$756	$81,479	$75,666	$828	$1,500	$(122)	$1,437	$79,309

Add: Stock-based compensation	5,694			5,694	6,343					6,343

EBITDA, excluding stock-based compensation (Non-GAAP)	$85,429	$988	$756	$87,173	$82,009	$828	$1,500	$(122)	$1,437	$85,652

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of GAAP net income (loss) to adjusted (non-GAAP) income (loss) attributable to 1-800-FLOWERS.COM, Inc.:

	Three Months Ended		Years Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

GAAP net income (loss)	$8,013	$(11,054)	$44,041	$35,868
Less: Net loss attributable to noncontrolling interest	-	-	-	(1,007)
Income (loss) attributable to 1-800-FLOWERS.COM, Inc.	8,013	(11,054)	44,041	36,875
Adjustments to reconcile income (loss) attributable to 1-800-FLOWERS.COM, Inc. adjusted (non-GAAP) income (loss) attributable to 1-800-FLOWERS.COM, Inc.
Deduct: Gain from sale of Fannie May	14,607	-	14,607	-
Deduct: Gain from insurance recovery on warehouse fire	-	-	-	19,611
Add back: Loss on sale/impairment of iFlorist	-	-	-	2,121
Add back: Impairment of foreign equity method investment	-	-	-	1,728
Add back: Harry & David integration costs	-	-	-	828
Add back: Litigation costs	-	1,500	-	1,500
Add back: Severance costs	213	1,437	756	1,437
Add back: income tax expense/(benefit) effect on adjustments	(858)	(889)	(1,025)	3,633
Adjusted (non-GAAP) income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$(7,239)	$(9,006)	$29,165	$28,511

GAAP income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$0.12	$(0.17)	$0.68	$0.57
Diluted	$0.12	$(0.17)	$0.65	$0.55

Adjusted (non-GAAP) income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc.
Basic	$(0.11)	$(0.14)	$0.45	$0.44
Diluted	$(0.11)	$(0.14)	$0.43	$0.43

Weighted average shares used in the calculation of GAAP income (loss) and Adjusted (non-GAAP) income (loss) per common share attributable to 1-800-FLOWERS.COM, Inc
Basic	65,255	65,376	65,191	64,896
Diluted	67,604	65,376	67,735	67,083

Reconciliation of GAAP income (loss) attributable to 1-800-Flowers.com, Inc. to adjusted EBITDA (Non-GAAP), excluding stock-based compensation (b):
	Three Months Ended		Years Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016

Income (loss) attributable to 1-800-FLOWERS.COM, Inc.	$ 8,013	$ (11,054)	$ 44,041	$ 36,875
Add:
Interest expense and other, net	731	1,694	4,957	7,597
Depreciation and amortization	7,720	8,105	33,376	32,384
Income tax expense	-	-	11,968	15,579
Loss on sale/impairment of iFlorist	-	-	-	2,121
Impairment of foreign equity method investment	-	-	-	1,728
Less:
Net loss attributable to noncontrolling interest	-	-	-	1,007
Income tax benefit	4,935	6,234	-	-
Gain from sale of Fannie May	14,607	-	14,607	-
Gain from insurance recovery on warehouse fire	-	-	-	19,611
EBITDA (non-GAAP)	(3,078)	(7,489)	79,735	75,666
Add: Integration costs	-	-	-	828
Add: Litigation settlement	-	1,500	-	1,500
Add: Compensation Charge related to NQ Plan Investment Appreciation	303	149	988	(122)
Add: Severance costs	213	1,437	756	1,437
Adjusted EBITDA (non-GAAP)	(2,562)	(4,403)	81,479	79,309
Add: Stock-based compensation	910	1,512	5,694	6,343
Adjusted EBITDA (non-GAAP), excluding stock-based compensation	$ (1,652)	$ (2,891)	$ 87,173	$ 85,652

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, and Executive and Customer Service Center functions, as well as Stock-Based Compensation. To leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.
(b)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Click here to subscribe to Mobile Alerts for 1-800-Flowers.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Kathleen Waugh, 516-237-6028
kwaugh@1800flowers.com